UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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WisdomTree, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 6, 2024, WisdomTree, Inc. (“WisdomTree”) issued a press release announcing that it has sent a second letter to its stockholders regarding WisdomTree’s 2024 annual meeting of stockholders. A copy of the press release and the letter are set forth below.

WisdomTree Sends Letter to Stockholders Urging Full Support of the Current Board to Continue
the Company’s Strong Momentum

There is No Case for Change

Boardroom Disruption Would Hinder WisdomTree’s Execution and Growth Trajectory

Graham Tuckwell Has Unnecessarily Wasted WisdomTree Time and Resources – Enough is Enough

Strongly Urges Stockholders to Vote “FOR” All Highly Qualified Director Nominees on WHITE Proxy Card

NEW YORK – May 6, 2024 – The Board of Directors of WisdomTree, Inc. (NYSE: WT), a global financial innovator, today issued a letter urging its stockholders to protect their investment by voting “FOR” all of WisdomTree’s highly qualified director nominees at the upcoming 2024 Annual Meeting of Stockholders on June 12, 2024.

WisdomTree has demonstrated strong momentum with its current strategy and is in a pivotal phase of execution and growth. Our Board oversees the management team in developing and shaping that strategy, a relationship that has benefitted greatly from the Board’s mix of deep knowledge from its longer-standing directors and fresh perspectives from six of its nine directors who joined the Board since 2021. Each director brings extensive experience and valuable insights that provide key support to the Company and its growth strategy.

Dissident stockholder Graham Tuckwell, founder and Chairman of ETFS Capital Limited, has launched another disruptive campaign against three of WisdomTree’s directors – his third attempt against the Board in the past three years – that is a waste of time and resources and not in the best interests of the Company and all of its stockholders. WisdomTree is focused on its long-term strategy and on continuing to realize value across its traditional ETP business, while growing its highly integrated digital assets business. Mr. Tuckwell’s misguided campaign will only serve to distract the Company from achieving its objectives.

WisdomTree strongly urges stockholders to support all nine of WisdomTree’s directors, including the three directors against whom Mr. Tuckwell is currently campaigning: Jonathan Steinberg, Win Neuger and Anthony Bossone.

•	Jonathan Steinberg, CEO, founded WisdomTree and is responsible for creating and developing the Company’s proprietary index methodology. With extensive knowledge of the Company’s business model from 35+ years of experience, WisdomTree has grown under his leadership into a leading global financial innovator with record assets under management of $107.2 billion as of March 31, 2024.

•	Win Neuger, Independent Board Chair, is an independent investor and consultant with years of experience in senior management positions in the asset management industry, who brings a stockholder perspective with investment expertise to our Board, together with an in-depth understanding of WisdomTree’s business model.

•	Anthony Bossone is an independent director and audit committee financial expert under SEC rules, who brings significant skills and knowledge to our Board, given his financial, accounting and compliance expertise, together with his experience as an equity trader.

Put simply, Mr. Tuckwell is wasting the time and resources of our stockholders, our management team and our Board and distracting our Company from what matters most – generating value for stockholders. There is no case for change. Repudiate ETFS Capital’s misguided and disruptive actions – enough is enough. Vote “FOR” all nine WisdomTree director nominees using the WHITE proxy card.

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Stockholders can find out more about the proxy vote at the 2024 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2024 Annual Meeting”: https://ir.wisdomtree.com/2024-annual-meeting-proxy-vote.

The full text of the letter is below:

May 6, 2024

Fellow WisdomTree stockholders:

For the third year in a row, dissident stockholder Graham Tuckwell, founder and Chairman of ETFS Capital Limited, has launched yet another disruptive activist campaign, this time against three of WisdomTree’s directors – Jonathan Steinberg, CEO, Win Neuger, Independent Board Chair, and Anthony Bossone, an independent director. This is an unnecessary waste of time and resources and not in the best interests of the Company and all of its stockholders.

Over the past few years, WisdomTree (“WisdomTree” or the “Company”) has made significant corporate governance enhancements, refreshed our Board and implemented strategic changes that have benefited our business and created meaningful stockholder value. At our upcoming 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”), you will have the opportunity to voice your opinion and demonstrate your support for the Company’s proven and efficient business strategy that is enabling long-term growth and strong returns thanks to our talented and knowledgeable Board members. It is critical that stockholders vote “FOR” all nine of WisdomTree’s directors.

We are extremely proud of our execution against our strategy, and as we look to maintain that momentum and build upon our success, we are confident that we have the right mix of skillsets on our Board and a strong management team in place with a unique vision and strong track record of execution.

Over the past year, we have made significant progress and demonstrated that our current strategy is working through our strong performance and expanding potential within the dynamic digital assets landscape. Our Board unanimously supports our strategy – in fact, two of our current Board members were previously nominated by Mr. Tuckwell, and today they stand united with the full Board in the conviction that we have the right strategy, the right Board and the right management team in place to succeed.

We strongly believe that further change at WisdomTree, especially the removal of any of our directors, particularly the CEO, independent Board Chair and an experienced independent director with the most institutional knowledge and history of the Company and our ETP business, will only cause disruption and derail our overall momentum. As described below, it is imperative that we remain focused on executing our current strategy.

This activist campaign, for the third year in a row, is misguided, disruptive and an unnecessary waste of stockholder resources. Enough is enough – there is no case for change.

WISDOMTREE HAS APPROPRIATE INDEPENDENT BOARD OVERSIGHT AND HAS UNDERGONE SIGNIFICANT BOARD REFRESHMENT OVER THE PAST THREE YEARS

We already have made significant changes to our Board with the addition of new and diverse directors over the past three years. Our Board is currently composed of a majority of new, independent voices, and our directors have the right expertise and thoughtful approach to help the Company execute on its strategy.

Our Board also has the right mix of new perspectives and longer-term insights with a structure that allows for stability and retention of institutional knowledge and expertise, which together with our strong commitment to Board refreshment ensures that we have the best possible expertise and experience to oversee the Company’s strategy and advance the best interests of the Company and all our stockholders.

We want to reiterate that Mr. Tuckwell previously nominated two of our current Board members, both of whom fully support our current business strategy and provide ETFS Capital with the appropriate, proportionate representation of its ownership. Mr. Tuckwell’s current campaign to mislead our stockholders and mischaracterize our strategy and process is nothing more than a self-serving attempt to distract the Board and our management team and to gain outsized control of WisdomTree at the expense of our other stockholders.

Disrupting our current Boardroom balance will not benefit our business and will only serve as an obstacle to further value creation.

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WISDOMTREE HAS SIGNIFICANTLY ENHANCED ITS CORPORATE GOVERNANCE OVER THE
PAST FEW YEARS

We always have been deeply committed to corporate governance best practices and have made extensive enhancements in recent years in the best interests of all our stockholders. Most recently, we refreshed six of our nine directors, with women now constituting 67% of the Board; rotated all committee chair roles, each now held by directors appointed in the past three years; refreshed committee memberships, including adding our newest directors to each; and declassified our Board.

As evidenced by the numerous and impactful changes we have made to date, our Board is prepared to move decisively and proactively to ensure it is aligned with the evolving needs of the business, industry trends and stockholder perspectives. We have a strong commitment to listening to our stockholders and making changes that are in the best interests of the Company and all stockholders, not just one. This commitment has included extensive engagement with Mr. Tuckwell since 2022. During this period, the full Board and a subset of directors have met with Mr. Tuckwell numerous times to discuss his requests, and WisdomTree has consistently demonstrated a strong track record of working to reach an amicable solution. It is time for Mr. Tuckwell to move on and for stockholders to repudiate his misguided and disruptive actions.

WISDOMTREE HAS DEMONSTRATED THAT ITS OVERALL STRATEGY IS EFFECTIVE

Sustainable organic growth, operational efficiency and disciplined capital management is the formula for revenue growth, margin expansion and accelerated EPS growth. We remain strongly committed to growing our traditional ETP business, while we pursue additional opportunities to increase our market share, including establishing ourselves as a leader in tokenization and blockchain-enabled finance. We are succeeding and the facts speak for themselves.

•	Our stock price was up approximately 45% over the 12-month period ended May 3, 2024 and more than 30% during Q1 2024, and in March 2024 surpassed its 5-year high.

•	We have ranked in the top two of 13 companies comprised of WisdomTree and a peer group of U.S. publicly traded asset managers[1] (the “Publicly Traded Asset Manager Peer Group”) in Total Shareholder Return over the most recent 1-, 2- and 3-year time periods and among the top four in the most recent 4-year time period.

•	Our market capitalization has increased by approximately $300 million[2] since the 2023 annual meeting of stockholders, a direct indication that our strategy is delivering value creation for stockholders.

•	Five out of eight analysts covering WisdomTree now have implemented “BUY” ratings, with two analyst rating upgrades to “BUY” and one analyst initiating coverage with a “BUY” rating within the past six months.

•	We had record assets under management (AUM) of $107.2 billion as of March 31, 2024.

•	Over three consecutive calendar years from January 1, 2021 through March 31, 2024, we had positive inflows with $29.2 billion of cumulative inflows, while our fee capture on flows during the past 15 months ended March 31, 2024 was 2x greater than FY 2022.

•	We had a best-in-class organic flow growth rate in 2023 of 13%, as compared to our Publicly Traded Asset Manager Peer Group, with a long and sustainable runway ahead driven by a diverse product suite and nascent managed models franchise.

•	We had revenue growth of 16% for FY 2023, in addition to revenue growth of 18% for Q1 2024 as compared to Q1 2023.

•	Our adjusted[3] operating margin expanded 540 basis points during FY 2023 and 820 basis points measured at March 31, 2024 as compared to Q1 2023, and our adjusted[4] organic operating margin expanded 140 basis points during FY 2023 and 280 basis points measured at March 31, 2024 as compared to Q1 2023.

[1]	U.S. publicly traded asset manager peer group includes the following 12 companies: AB; AMG; APAM; BEN; BLK; BSIG; FHI; IVZ; JHG; TROW; VCTR; VRTS.
[2]	As of May 3, 2024.
[3]	Excludes $5.9 million, $0.7 million and $1.0 million of activist campaign expenses incurred during FY 2023, Q1 2024 and Q1 2023, respectively.
[4]	Organic margin expansion is exclusive of $4.5 million of contractual gold payments expense incurred during Q1 2023.

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In terms of pursuing additional opportunities, we have established ourselves as a leader in tokenization and blockchain-enabled finance, and WisdomTree’s digital assets strategy is well underway. Over the past several months, we have been focused on obtaining required regulatory approvals and incorporating key functionality into our product offerings.

We’ve made significant progress in obtaining requisite regulatory approvals. To that end, earlier this year, WisdomTree was granted a charter from the New York State Department of Financial Services to operate as a limited purpose trust company under the New York Banking Law, which allows us to launch our blockchain-native digital wallet WisdomTree Prime® in New York. Including the forthcoming launch in New York, we have expanded the availability of WisdomTree Prime to 41 states and nearly 75% of the U.S. population.

Recently, we also launched the WisdomTree Prime Visa Debit Card, a digital and physical card enabling users to spend outside the WisdomTree Prime app. We are enhancing WisdomTree Prime’s capabilities and have plans to enable peer-to-peer transfers and payments in the upcoming quarters.

During the remainder of the year, we plan to incrementally increase marketing and raise awareness for WisdomTree Prime.

Our Board has conducted a comprehensive review of our digital assets strategy, and, as our results demonstrate, is committed to ensuring that building our digital assets business is not at the expense of our traditional ETP business.

We have the right Board and a clear and effectively managed strategy that is paving the way for increased performance and solid momentum. We continue to achieve milestone after milestone across our business and now is the time to preserve that momentum.

There is no case for change at WisdomTree.

Vote “FOR” all our highly qualified directors on the WHITE proxy card.

In closing, we want to reiterate that we have strong momentum and a solid business strategy that we will continue to enhance and grow in 2024 and beyond. We strongly recommend that you do not let Mr. Tuckwell derail our progress and hinder our success.

Over the past three years, we have made significant changes as a result of our frequent and ongoing conversations with Mr. Tuckwell, as well as with all of our major stockholders. His ongoing, disruptive and self-serving campaign is an unnecessary waste of time and resources and is not aligned with the interests of the rest of our stockholder base. We are confident that our vision is the right one for WisdomTree and all of its stockholders.

There is no case for change. Repudiate ETFS Capital’s misguided and disruptive actions – enough is enough. We are confident in our vision and voting “FOR” all directors and all items on the WHITE proxy card will ensure that WisdomTree can continue to deliver results for our stockholders.

Sincerely,

Win Neuger

Independent Chair of the WisdomTree Board

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YOUR VOTE IS IMPORTANT!

PLEASE VOTE THE WHITE PROXY CARD TODAY “FOR” ALL WISDOMTREE NOMINEES!

Remember, you can vote your shares via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares on the WHITE proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

Stockholders and All Others Call Toll Free: (877) 750-5836

Banks and Brokers Call: (212) 750-5833

Advisors

BofA Securities is serving as financial advisor, and Paul Hastings and Goodwin Procter are serving as legal counsel to WisdomTree. Innisfree M&A is serving as proxy solicitor, and H/Advisors Abernathy is serving as strategic communications advisor.

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models, solutions and products leveraging blockchain technology. We empower investors and consumers to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing and have launched next-generation digital products, services and structures, including digital or blockchain-enabled mutual funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime®.*

*The WisdomTree Prime digital wallet and digital asset services are made available through WisdomTree Digital Movement, Inc. (NMLS ID: 2372500) and, after the forthcoming launch in New York, through WisdomTree Digital Trust Company, LLC, in select U.S. jurisdictions and may be limited where prohibited by law. WisdomTree Digital Trust Company, LLC is chartered as a limited purpose trust company by the New York State Department of Financial Services to engage in virtual currency business. Visit https://www.wisdomtreeprime.com or the WisdomTree Prime mobile app for more information.

WisdomTree currently has approximately $107 billion in assets under management globally.

For more information about WisdomTree and WisdomTree Prime®, visit: https://www.wisdomtree.com.

Please visit us on X, formerly known as Twitter, at @WisdomTreeNews.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

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Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this letter that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the impact and contributions of the slate of director nominees WisdomTree has nominated, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 23, 2024, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Information Regarding the 2024 Annual Meeting and Where to Find It

The Company has filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”), containing a form of WHITE proxy card, in connection with the solicitation of proxies for the 2024 Annual Meeting and, beginning on April 29, 2024, mailed the Proxy Statement and other relevant documents to its stockholders as of the April 19, 2024 record date for the 2024 Annual Meeting. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at https://ir.wisdomtree.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, which was filed with the SEC on April 29, 2024 and can be found through the SEC’s website. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the Proxy Statement, such information has been or will be reflected in Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

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Non-GAAP Financial Measurements

This letter discloses certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context of our GAAP results. The non-GAAP financial measurements contained in this press release include adjusted operating income and numbers derived therefrom. We disclose these non-GAAP financial measurements in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting these non-GAAP financial measurements provides investors with a consistent way to analyze our performance.

GAAP to NON-GAAP RECONCILIATION (CONSOLIDATED)

(in thousands)

(Unaudited)

Three Months Ended

Adjusted Operating Income and Adjusted Operating Income Margin:	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	Mar. 31, 2023

Operating revenues	$96,838	$90,844	$90,423	$85,724	$82,044
Operating income	$27,950	$26,035	$26,705	$18,181	$16,571
Add back: Expenses incurred in response to an activist campaign	695	—	—	4,913	967
Adjusted operating income	$28,645	$26,035	$26,705	$23,094	$17,838
Adjusted operating income margin	29.6%	28.7%	29.5%	26.9%	21.4%

Contacts:

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.917.267.3859

Jeremy.campbell@wisdomtree.com

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

H/Advisors Abernathy

Tom Johnson / Dana Gorman

tom.johnson@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update

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